EXHIBIT 107

CALCULATION OF FILING FEE TABLES

S-8

VEON Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value $0.001 pershare ("Common Shares")(1),reserved for issuance under theVEON Ltd. 2021 Long TermIncentive Plan, as amended	Rule 457(c) and Rule 457(h)	19,350,900	$2.06(2)	$39,862,854.00	0.0001381	$5,505.06
Equity	Common shares, par value $0.001 pershare ("Common Shares")(1),reserved for issuance under theVEON Ltd. 2021 Deferred SharePlan, as amended	Rule 457(c) and Rule 457(h)	16,067,350	$2.06(2)	$33,098,741.00	0.0001381	$4,570.94
Equity	Common shares, par value $0.001 per share ("Common Shares")(1), reserved for issuance under the VEON Ltd. Umbrella Incentive Plan	Rule 457(c) and Rule 457(h)	58,993,475	$2.06(2)	$121,526,558.50	0.0001381	$16,782.82

Total Offering Amounts:					$194,488,153.50		$26,858.82
Total Fee Offsets:							0.00
Net Fee Due:							$26,858.82

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Offering Note(s)

(1)	Represents Common Shares issuable under the VEON Ltd. 2021 Long Term Incentive Plan, VEON Ltd. 2021 Deferred Share Plan, and VEON Ltd. Umbrella Incentive Plan. The Common Shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), with each representingtwenty-five (25) Common Shares. The ADSs have been registered under a registration statement on Form F-6, filed with the Commission on February 8, 2010.
(2)	The offering price per unit and in the aggregate are estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.06 per share was determined by taking the average of the high and low sale prices of an ADS on the Nasdaq Global Select Market on April 10, 2026 and dividing by twenty-five (25), the number of Common Shares represented by each ADS.